(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Mutual Funds

We consent to the use of our report dated December 23, 2015, with respect to the financial statements of Voya Diversified Emerging Markets Debt Fund, Voya Diversified International Fund, Voya Global Bond Fund, Voya Global Perspectives Fund, Voya Global Value Advantage Fund, Voya Multi-Manager International Small Cap Fund, and Voya Russia Fund, each a series of Voya Mutual Funds, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 24, 2016